Exhibit 23




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We have issued our report dated January 17, 1997, accompanying the consolidated financial statements included in the Annual Report of National Penn Bancshares, Inc., and Subsidiaries on Form 10-K for the year ended December 31, 1996. We hereby consent to the incorporation by reference of said report in the Registration Statements of National Penn Bancshares, Inc., and Subsidiaries on Form S-8 (File No. 33-91630, effective April 27, 1995; File No. 33-87654, effective December 22, 1994; and File No. 33-15696, effective July 9, 1987) and on Form S-3 (File No 333-04729, effective May 30, 1996; File No. 33-86094, effective November 7, 1994; File No. 33-47067, effective April 29, 1992; and File No. 33-02567, effective January 8, 1986).



 /s/  Grant Thornton, LLP
Grant Thornton, LLP
Philadelphia, Pennsylvania
March 26, 1997